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                                                                     Exhibit 3.1

                             ARTICLES OF RESTATEMENT
                                       OF
                             PCA INTERNATIONAL, INC.

        Pursuant to Section 55-10-07 of the General Statutes of North Carolina, the undersigned corporation hereby submits these Articles of Restatement for the purpose of integrating into one document its original articles of incorporation and all amendments thereto and also for the purpose of amending its articles of incorporation:

        1.      The name of the corporation is PCA International, Inc.

        2. Attached hereto as an exhibit are the amended and restated articles of incorporation, which contain amendments to the articles of incorporation requiring shareholder approval.

        3.      The amended and restated articles of incorporation of the
corporation were adopted by the shareholders of the corporation on the     day
of                2002, in the manner prescribed by law.

        4. The amended and restated articles of incorporation shall be effective upon filing.

        This the        day of            2002.

                                          PCA INTERNATIONAL, INC.

                                          By:
                                              ------------------------
                                              J. Robert Wren, Secretary

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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                             PCA INTERNATIONAL, INC.

                                    ARTICLE I

                                     GENERAL

        1.1 Corporate Name. The name of the corporation is PCA International, Inc. (hereinafter the "Corporation").

        1.2 Duration. The period of duration of the Corporation shall be perpetual.

        1.3 Purpose. The purposes for which the Corporation is organized are: to engage for profit in the business of commercial and portrait photography, including, without limitation, photography and finishing, amateur photo-finishing, school photography and promotional photography; to engage for profit in the business of printing, photography, and all related operations in the field of graphic art; and to engage in any other lawful business for profit.

                                   ARTICLE II

                                AUTHORIZED SHARES

        2.1 Authorized Shares. The number of shares the Corporation is authorized to issue is Twenty Two Million Sixty Nine Thousand Seven Hundred Ninety (22,069,790), divided into Twenty Million (20,000,000) shares of common stock, par value of twenty cents ($.20) per share ("Common Stock"), Sixty Nine Thousand Seven Hundred Ninety (69,790) shares of preferred stock, par value of eight dollars ($8.00) per share ("Eight Dollar Preferred Stock"), and Two Million (2,000,000) shares of preferred stock, par value of ten dollars ($10.00) per share ("Ten Dollar Preferred Stock").

        The preferences, limitations and relative rights of each class and series of shares are as set forth in this Article II:

        2.2     Common Stock.

        (a) Voting. At all times each holder of a share of Common Stock of the Corporation shall be entitled to one vote per share standing in the name of such holder on the books of the Corporation.

        (b) Dividends and Assets. In the matter of dividends and assets, the rights of the Common Stock shall be junior to the rights of the classes of preferred stock as herein after provided.

        (c) General Rights. In addition to the foregoing rights regarding voting and dividends and assets the holders of the Common Stock of the Corporation shall have all rights

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and privileges of the shareholders of the Corporation except such rights, preferences and privileges as are expressly granted to the holders of the preferred stock of the Corporation in accordance with the provisions hereinafter set forth and such rights as are accorded to the holders of the preferred stock by law which cannot by the terms hereof be waived.

        (d) Preemptive Rights. No holder of shares of Common Stock as such shall have any preemptive rights to subscribe to shares, obligations, warrants or other securities of the corporation of any class, whether now or hereafter authorized.

        2.3     Preferred Stock (par value $8.00 per share).

        (a) Issuance. All or any part of the Eight Dollar Preferred Stock may be issued by the Corporation from time to time, as may be determined by the Board of Directors as provided by law.

        (b) Dividends. Before any dividends on the Common Stock of the Corporation shall be paid, or declared or set apart for payment, the holders of Eight Dollar Preferred Stock shall be entitled to receive cumulative dividends, when and as declared by the Board of Directors, at the rate of 8% per share per annum, and no more, payable quarterly on the first day of each of the months of January, April, July and October of each year. Such dividends shall commence to accrue and be cumulative from and after the date upon which such shares are issued.

        (c) Redemptions. The Corporation may at any time, at the option of the Board of Directors, redeem the whole or any part of the Eight Dollar Preferred Stock at the time outstanding, upon notice duly mailed as hereinafter provided, by paying or providing for the payment in cash of the redemption price for such shares plus an amount equal to dividends accrued and unpaid to the date of redemption; provided, however that any such redemption shall be approved by a majority of the disinterested directors. For purposes of the preceding sentence, disinterested directors are those directors who do not own, directly or indirectly, any interest in the Eight Dollar Preferred Stock. The redemption price shall be Eight Dollars ($8.00) per share. Not less than thirty days previous notice of every such redemption of the Eight Dollar Preferred Stock shall be mailed to the holders of record of the shares to be redeemed at their last known address as shown on the records of the Corporation.

                In case of the redemption of a part only of any shares of the Eight Dollar Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot, or not pro rata or not by lots or in such other manner as the Board of Directors of the Corporation from time to time may determine. The Board of Directors of the Corporation shall have full power and authority to effect the redemption of, to prescribe the manner in which, and, subject to the provisions and limitations herein contained, the terms and conditions upon which such stock shall be redeemed from time to time.

                If, after notice of redemption of any such Eight Dollar Preferred Stock shall have been duly mailed as hereinabove provided, or irrevocable authorization and direction for such mailing shall have been given to the bank or trust company hereinafter mentioned, and if on or before the redemption date designated in such notice the Corporation shall deposit in trust with any bank or trust company named in such notice, to be applied to the redemption of the Eight

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Dollar Preferred Stock so called for redemption, funds sufficient to redeem such stock upon the date specified in the notice of redemption, then from and after the time of such deposit all shares of such Eight Dollar Preferred Stock for the redemption of which such deposit shall have been made shall, whether or not the certificates therefor have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and terminate, except the right to receive the redemption price so deposited (without interest) which price shall include dividends accrued and unpaid to the date of such deposit. Any funds deposited and unclaimed at the end of five years from the date fixed for redemption shall be repaid to the Corporation free of trust, and such holders of such Eight
Dollar Preferred Stock so called for redemption as shall not have received the redemption price prior to the expiration of such five years shall be deemed to be unsecured creditors of the Corporation for the redemption price of their shares and shall look only to the Corporation for payment thereof without interest. Shares redeemed pursuant to this paragraph of Section 2.3(c) shall be retired and not reissued.

                Whenever used herein with reference to the shares of the Eight Dollar Preferred Stock the term "redemption price" shall mean the sum of the par value and all dividends accrued and unpaid thereon to the date of redemption; and the term "dividends accrued" shall mean an amount computed at the annual dividend rate from the date or dates on which dividends on such shares, less the aggregate of the dividends theretofore or on such date paid thereon.

        (d) Dividend Restrictions; Shareholders' Consent. So long as any Eight Dollar Preferred Stock shall be outstanding, the Corporation shall not (a) pay or declare any dividend whatsoever, whether in cash, stock or otherwise, or make any distribution in respect of the Common Stock of the Corporation, or purchase, redeem or otherwise acquire any Common Stock, or set any funds apart for such purposes, unless all dividends accrued and unpaid with respect to the Eight Dollar Preferred Stock shall have been paid or funds for the payment thereof irrevocably set aside in trust; or (b) without the affirmative vote of the holders of at least a majority in interest of the Eight Dollar Preferred Stock then outstanding, amend, alter, or repeal any of the provisions of the Eight Dollar Preferred Stock so as to affect adversely the preferences, rights, or powers of Eight Dollar Preferred Stock.

        (e) Voting. At all times each holder a of share of the Eight Dollar Preferred Stock of the Corporation shall be entitled to one vote for each such share standing in the name of such holder on the books of the Corporation.

        (f) Conversion. Each share of Eight Dollar Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the last day of the sixtieth month next succeeding the date of issue of such share, upon surrender to the Corporation of the certificates for the shares to be converted, into fully paid and nonassessable Common Stock of the Corporation, at the rate of one share of Common Stock for each share of Eight Dollar Preferred Stock; provided that, in the case of the call for redemption of any shares of Eight Dollar Preferred Stock, such right of conversion shall terminate as to the shares called for redemption at the close of business on the date fixed for redemption. The conversion rate shall be subject to adjustment from time to time, so as to preserve to the holders of the Eight Dollar Preferred Stock their conversion rights substantially without diminution, by taking into account any and all increases or decreases in the number of outstanding shares of Common Stock which may occur

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after the date of issue of any share of Eight Dollar Preferred Stock resulting from a combination of stock, a stock split, stock dividend or any other issue of Common Stock without consideration. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all Eight Dollar Preferred Stock from time to time outstanding.

        (g) Assets. In the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Eight Dollar Preferred Stock shall be entitled to receive Eight Dollars ($8.00) per share plus the amount of any accrued and unpaid dividends. In the event of either an involuntary or voluntary liquidation, dissolution or winding up of the affairs of the Corporation, the amounts payable to the holders of the Eight Dollar Preferred Stock under the foregoing provisions shall be paid in full before any payment or any distribution of assets whatsoever is made to or set aside for the holders of Common Stock of the Corporation.

        (h) Preemptive Right. No holder of shares of Eight Dollar Preferred Stock, as such, shall have any preemptive right to subscribe for shares, obligations, warrants, or other securities of the corporation of any class, whether now or hereafter authorized.

        2.4     Preferred Stock (par value $10.00 per share).

        (a) Issuance in Series. The Ten Dollar Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Ten Dollar Preferred Stock, with such distinctive serial designations as shall be stated and expressed herein or in the resolution or resolutions of the Board of Directors providing for the issue of such stock. In the resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix:

                (i) The annual dividend rate for such series, the dividend payment date and the date from which dividends shall be cumulative on all shares of such series issued prior to the record date for the first dividend;

                (ii)    The redemption price or prices for such series;

                (iii) (A) the obligation, if any, of the Corporation to purchase and retire or redeem shares of such series from a sinking fund;
        (B) the provisions of such sinking fund; and (C) the redemption price or prices for shares of such series redeemed pursuant to sinking fund provisions, if shares so redeemed are to be redeemable at a price or prices other than the redemption price or prices for shares not so redeemed;

                (iv) The rights, if any, of the holders of shares of such series to convert such shares into other classes of stock of the Corporation and the terms and conditions of such conversions;

                (v) The rights and preferences of such series with respect to the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                (vi)    The voting rights, if any, of such series;

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                (vii)   The maximum number of shares of such series issuable;
        and

                (viii) Any other preferences, limitations and relative rights which are not inconsistent with this Section 2.4.

        (b) Relative Rights Between Series. In fixing the relative rights and preferences of each series of Ten Dollar Preferred Stock, the Board of Directors shall insure that all shares of this class will be identical except as to the following relative rights and preferences, as to which there may be variations between different series within this class:

                (i)     The rate of dividend.

                (ii) The price at and the terms and conditions on which shares may be redeemed.

                (iii) The amount payable upon shares in the event of involuntary or voluntary liquidation.

                (iv) Sinking fund provisions for the redemption or purchase of shares.

                (v) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

        (c) Preemptive Rights. No holder of shares of Ten Dollar Preferred Stock as such shall have any preemptive rights to subscribe to shares, obligations, warrants, or other securities of the Corporation of any class, whether now or hereafter authorized.

        (d) Statement of Classification of Shares. If and whenever, from time to time, the Board of Directors shall determine to issue cumulative Ten Dollar Preferred Stock of any series not then established, it shall, prior to the issue of any shares of such new series, cause provisions respecting such series to be set out in a Statement of Classification of Shares filed with the Secretary of State of the State of North Carolina. The Board of Directors, in any such Statement of Classification of Shares, may reclassify any of the authorized but unissued shares of any particular series as shares, or additional shares, of any other series or, unless otherwise provided in the Statement of Classification of Shares establishing any particular series, increase the maximum number of shares theretofore established for the particular series to any greater number than authorized by the Statement of Classification of Shares for that particular series.

        (e) Shareholders' Consent. So long as any Ten Dollar Preferred Stock shall be outstanding, the Corporation shall not (A) pay or declare any dividend whatsoever, whether in cash, stock or otherwise, or make any distribution in respect of the Common Stock of the Corporation, or purchase, redeem or otherwise acquire any Common Stock, or set any funds apart for such purposes, unless all dividends accrued and unpaid with respect to the Ten Dollar Preferred Stock shall have been paid or funds for the payment thereof irrevocably set aside in trust; or (B) without the affirmative vote of the holders of at least a majority in interest of the Ten Dollar Preferred Stock then outstanding, amend, alter, or repeal any of the provisions of the Ten Dollar Preferred Stock so as to affect adversely the preferences, rights, or powers of the Ten Dollar Preferred Stock.

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        (f)     Relative Rights. So long as any part of the Eight Dollar
Preferred Stock is outstanding, such stock shall be superior to, and have priority over the Ten Dollar Preferred Stock with respect to relative rights, preferences and privileges.

        (g) Designation and Number of Series A Preferred Stock. There shall be hereby established a series of Ten Dollar Preferred Stock, par value $10 per share, designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be 15,287.

                (i) Rank. The Series A Preferred Stock shall, with respect to distributions of assets and rights upon the occurrence of an Extraordinary Event (as hereinafter defined) or Liquidation (as hereinafter defined), rank senior to (A) Common Stock and any additional classes of common stock of the Corporation hereinafter created and (B) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with, or senior to the Series A Preferred Stock (the "Junior Stock").

                (ii) Dividends. Beginning on the date of issuance of the Series A Preferred Stock, if the Board of Directors of the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash or other property or assets), to holders of shares of Common Stock, then each holder of a share of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such shares of Series A Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Series A Preferred Stock at the same time such dividend or distribution is paid to holders of Common Stock.

                (iii)   Liquidation Preference/Extraordinary Event Preference.

                        (A) For the purposes of this Section 2.4(g)(iii), a Liquidation shall mean the voluntary or involuntary liquidation, dissolution or winding up of the Corporation. For purposes of this Section 2.4(g)(iii), an Extraordinary Event shall mean (1) the voluntary sale, conveyance, exchange or transfer to another Person of all or substantially all of the assets of the Corporation (a "Sale of Assets") and (2)(x) the merger or consolidation of the Corporation with one or more other Persons or (y) the merger or consolidation of one or more Persons into or with the Corporation, if, in the case of (x) or (y), the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person (a "Merger").

                        (B) In the event of any Liquidation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid for each share of Series A Preferred Stock held thereby, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock, an amount (the "Series A Liquidation Amount") that shall be the sum of (1) the greater of

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                (x) $1,000.00 per share or (y) the fair market value of the
                Common Stock for which such share is convertible on the date fixed for the Liquidation (the "Series A Liquidation Preference") and (2) all declared and unpaid dividends thereon to the date fixed for the Liquidation.

                        In the event of any Extraordinary Event, the holders of
                shares of Series A Preferred Stock then outstanding shall be entitled to be paid for each share of Series A Preferred Stock held thereby, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock, an amount (the "Extraordinary Event Amount") that shall be the sum of (x) $1,000.00 per share (the "Extraordinary Event Preference") and (y) all declared and unpaid dividends thereon to the date fixed for the Extraordinary Event.

                        If the assets of the Corporation are not sufficient to
                pay in full the foregoing Series A Liquidation Amount or Extraordinary Event Amount to the holders of outstanding shares of the Series A Preferred Stock, then the holders of all shares of Series A Preferred Stock shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

                        (C)     The Series A Liquidation Amount and
                Extraordinary Event Amount payable to the holders of shares of Series A Preferred Stock in accordance with Section 2.4(g)(iii)(B) shall be payable in cash, provided, however, that in the event of a Merger, the Extraordinary Event Amount shall be payable, at the option of the Corporation, in securities of the surviving Person.

                        (D) Written notice of a Liquidation or Extraordinary Event shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the date of such Liquidation or Extraordinary Event, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                (iv)    Redemption.

                        (A) On or after April 30, 2011, the Corporation shall redeem, at the option and request of the holder, to the extent it has legally available funds therefor, all of the shares of the Series A Preferred Stock at a redemption price that shall be the sum of (1) $1,000.00 per share, and (2) all declared and unpaid dividends thereon to the date fixed for redemption (the "Series A Redemption Price"). In the event that the Corporation does not have sufficient legally available funds on such date to redeem all outstanding shares of the Series A Preferred Stock, then the Corporation shall redeem on such date the number of shares of the Series A Preferred Stock which it has legally available funds to redeem, and the shares of the Series A Preferred Stock not so redeemed on such

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                date shall be redeemed in whole or from time to time in part on the first date on which the Corporation shall have legally available funds for a redemption of such shares, subject to
                Section 2.4(g)(iv)(C) hereof.

                        (B) In the event that less than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot as may be determined by the Board of Directors, in its sole discretion, to be equitable.

                        (C) In the event that the Corporation shall redeem shares of the Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the date of such redemption, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the books of the Corporation. Each such notice shall state (1) the date of redemption; (2) the aggregate number of shares of the Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the Series A Redemption Price; (4) the place or places where certificates for such shares may be surrendered for payment of the Series A Redemption Price; and (5) that dividends on the shares to be redeemed will cease to accrue on the date of such redemption.

                        (D) Any shares of the Series A Preferred Stock that shall at any time have been redeemed or repurchased by the Corporation, or surrendered to the Corporation for exchange, in accordance herewith or otherwise, or otherwise acquired by the Corporation shall, upon such redemption, repurchase, surrender or other acquisition, be canceled, and thereafter such shares shall have the status of authorized but unissued shares of Ten Dollar Preferred Stock, without designation as to rights, preferences, limitations or series until such shares are once more designated as part of a particular series with particular rights, preferences or limitations by the Board of Directors or a duly authorized committee thereof; provided, that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or sold as Series A Preferred Stock.

                        (E) On or after any date of redemption, unless the Corporation defaults in the payment of the Series A Redemption Price, dividends will cease to accrue on the outstanding shares of Series A Preferred Stock called for redemption and all rights of the holders of such shares (except the right to receive the applicable Series A Redemption Price upon surrender of their certificates) will terminate.

                (v)     Voting Rights; Election of Director.

                        (A) The holders of Series A Preferred Stock, except as otherwise required under North Carolina law, or as set forth in subsections (B) and (C) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

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                        (B)     So long as the Series A Preferred Stock is
                outstanding, each share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

                        (C) The holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect one director of the Corporation. The Series A Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class with respect to the election of all of the other directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the election of the director to be elected solely by the holders of the Series A Preferred Stock. A vacancy in the directorship elected by the holders of the Series A Preferred Stock pursuant to this Section 2.4(g)(v)(C) shall be filled only by vote or written consent of the holders of a majority of the Series A Preferred Stock.

                (vi)    Conversion.

                        (A) Any holder of Series A Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this
                Section 2.4(g)(vi), any or all of such holder's shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to
                Section 2.4(g)(vi)(G), to a fraction, the numerator of which shall be the product of (1) the number of shares of Series A Preferred Stock being so converted and (2) the Extraordinary Event Preference and the denominator of which shall be the Series A Conversion Price (as defined below) then in effect, except that with respect to any share which shall be called for redemption in connection with the request of such holder, such right shall terminate at the close of business on the Business Day immediately prior to the date of redemption for such share, unless in any such case the Corporation shall default in performance or payment due upon redemption thereof. The "Series A Conversion Price" shall be $8.00 per share, subject to adjustment as set forth in Section 2.4(g)(vi)(D). Such conversion right shall be exercised by the surrender of the shares of Series A Preferred Stock to be converted (the "Series A Shares") to the Corporation at any time during usual business hours at its principal place of business to be maintained by it, accompanied by written notice that the holder elects to convert such Shares and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and

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                (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 2.4(g)(vi)(K). All Series A Shares surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no Series A Shares shall be issued in lieu thereof.

                        (B) As promptly as practicable after the surrender, as herein provided, of any Series A Shares for conversion pursuant to Section 2.4(g)(vi)(A), the Corporation shall deliver to or upon the written order of the holder of the Series A Shares so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such Series A Shares may be or have been converted in accordance with the provisions of this Section 2.4(g)(vi). Subject to the following provisions of this Section 2.4(g)(vi), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such Series A Shares shall have been surrendered in satisfactory form for conversion, and the Person or Persons entitled to receive the Common Stock deliverable upon conversion of such Shares shall be treated for all purposes as having become the record holder or holders of such Common Stock at such appropriate time, and such conversion shall be at the Series A Conversion Price in effect at such time; provided, however, that no surrender shall be effective to constitute the Person or Persons entitled to receive the Common Stock deliverable upon such conversion as the record holder or holders of such Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five days), but such surrender shall be effective to constitute the Person or Persons entitled to receive such Common Stock as the record holder or holders thereof for all purposes immediately prior to the close of business on the next preceding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Series A Conversion Price in effect at, such time on such next preceding day. In case of the redemption of any shares of Series A Preferred Stock pursuant to
                Section 2.4(g)(iv)(A), the right of conversion shall cease and terminate, as to the shares to be redeemed, at the close of business on the Business Day immediately prior to the date fixed for redemption, unless the Corporation shall default (i) in the payment of the applicable redemption price for the shares to be redeemed or the amounts, if any, payable pursuant to Section 2.4(g)(vi)(C) or (ii) in the performance of its obligation to issue Common Stock in exchange therefor, as the case may be.

        If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next succeeding Business Day.

                        (C) To the extent permitted by law, when shares of Series A Preferred Stock are converted, all dividends accrued and unpaid (whether or not declared or currently payable) on the Series A Preferred Stock so converted to the date of conversion shall be immediately due and payable and must accompany the shares of Common Stock issued upon such conversion.

                        (D) The Series A Conversion Price shall be subject to adjustment as follows:

                                (1)     In case the Corporation shall at any
                        time or from time to time (a) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series A Preferred Stock in the manner provided in Section 2.4(g)(ii)) on the outstanding shares of any of the Common Stock in Capital Stock (which, for purposes of this Section 2.4(g)(vi)(D)(1) shall include, without limitation, any dividends or distributions in the form of options, warrants or other rights to acquire capital stock) of the Corporation or any Subsidiary or Affiliate thereof,
                        (b) subdivide the outstanding shares of any of the Common Stock into a larger number of shares, (c) combine the outstanding shares of any of the Common Stock into a smaller number of shares, (d) issue any shares of its capital stock in a reclassification of any of the Common Stock or (e) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series A Preferred Stock in the manner provided in Section 2.4(g)(ii)) on the outstanding shares of any of the Common Stock in shares of its Capital Stock pursuant to a shareholder rights plan, "poison pill" or similar arrangement, then, and in each such case, the Series A Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this
                        Section 2.4(g)(vi)(D)(1) shall become effective retroactively (i) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of any of Common Stock entitled to receive such dividend or distribution or (ii) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                                (2)     In case the Corporation shall at any
                        time or from time to time issue or sell shares of any of its Common Stock (or securities convertible into or exchangeable for shares of its Common Stock, of any options, warrants or other rights to acquire shares of its Common Stock) (a) if there is no Active Public Market at such time for the Common Stock, at a price per share that is less than the higher of the then Series A Conversion Price and the Current Market Price per share of such Common Stock then in effect as of the record date or Issue Date referred to in the following sentence, as the case may be (the "Relevant Date"), or
                        (b) if there is an Active Public Market at such time for the Common Stock, at a price per share that is less than the Current Market Price per share of such Common Stock then in effect at the Relevant Date (treating the price per share of Common Stock, in the case of the issuance of any security convertible or exchangeable or exercisable into Common Stock, as equal to (m) the sum of the price for such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (n) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), other than (I) issuances or sales for which an adjustment is made pursuant to another Section of this Section 2.4(g)(vi)(D) and (II) issuances which are made to holders of shares of Series A Preferred Stock pursuant to Section 2.4(g)(ii), then, and in each such case, the Series A Conversion Price then in effect shall be adjusted by dividing the Series A Conversion Price in effect on the day immediately prior to such Relevant Date by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date plus the number of additional shares of Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of such security) would purchase at the Current Market Price per share of Common Stock on the Relevant Date. Such adjustment shall be made whenever such shares, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business (1) in the case of an issuance to the stockholders of the Corporation, as such, on the record date for the determination of stockholders entitled to receive such shares, securities, options, warrants or other rights, and (2) in all other cases, on the date of such issuance (the "Issue Date"); provided, however, that the determination as to whether an adjustment is required to be made pursuant to this
                        Section 2.4(g)(vi)(D)(2) shall only be made upon the issuance of such shares or such convertible or exchangeable securities, options, warrants or other rights, and not upon the issuance of the security into which such convertible or exchangeable security converts or exchanges, or the security underlying such option, warrants or other right; provided, further, that if any convertible or exchangeable securities, options, warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to this

                        Section 2.4(g)(vi)(D)(2) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Series A Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) on the basis of (x) eliminating from the computation any additional shares of Common Stock corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated, (y) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor and (z) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

                                (3)     In case the Corporation shall at any
                        time or from time to time distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the resulting or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding
                        (a) dividends or distributions paid or made to holders of shares of Series A Preferred Stock in the manner provided in Section 2.4(g)(ii) and (b) dividends payable in shares of Common Stock for which adjustment is made under Section 2.4(g)(vi)(D)(1)) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those in respect of which adjustments in the Series A Conversion Price is made pursuant to Section 2.4(g)(vi)(D)(1) or 2.4(g)(vi)(D)(2)), then, and in each such case, the Series A Conversion Price then in effect shall be adjusted by dividing the Series A Conversion Price in effect immediately, prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock on the record date referred to below and (y) the denominator of which shall be such Current Market Price of the Common Stock less the then fair market value (as determined in good faith by the Board of Directors of the Corporation, a certified resolution with respect to which shall be mailed to the holders of the Series A Preferred Stock) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock (but such denominator not to be less than one), provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the holder of shares of Series A

                        Preferred Stock would otherwise be entitled to receive such rights upon conversion at any time of shares of Series A Preferred Stock into Common Stock unless such rights are subsequently redeemed by the Corporation, in which case such redemption shall be treated for purposes of this Section 2.4(g)(vi)(D)(3) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                                (4) In case the Corporation at any time or from time to time shall take any action affecting its Common Stock other than an action described in any of
                        Section 2.4(g)(iii) or Section 2.4(g)(vi)(D)(1) through 2.4(g)(vi)(D)(3), inclusive, then, the Series A Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Series A Preferred Stock).

                                (5) Notwithstanding anything herein to the contrary, no adjustment under this Section 2.4(g)(vi)(D) need be made to the Series A Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Series A Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Series A Conversion Price. Any adjustment to the Series A Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series A Preferred Stock pursuant hereto.

                        (E) If the Corporation shall take a record of the holders of any of the Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Series A Conversion Price then in effect shall be required by reason of the taking of such record.

                        (F) Upon any increase or decrease in the Series A Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Series A Preferred Stock at least 10 Business Days prior to effecting any of the foregoing transactions a certificate, signed by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series A Conversion Price then in effect following such adjustment.

                        (G) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series A Preferred Stock pursuant to this Section 2.4(g)(vi). If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of the shares of Series A Preferred Stock so surrendered. If the conversion of any share or shares of Series A Preferred Stock pursuant to this Section 2.4(g)(vi) results in a fraction, an amount equal to such fraction multiplied by the Current Market Price of the Common Stock on the Business Day preceding the day of conversion shall be paid to such holder in cash by the Corporation.

                        (H) In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (collectively, a "Reclassification"), the Corporation shall execute and deliver to each holder of Series A Preferred Stock at least 10 Business Days prior to effecting a Reclassification a certificate that the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock or other securities receivable upon such Reclassification by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock could have been converted immediately prior to such Reclassification. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.4(g)(vi). The provisions of this
                Section 2.4(g)(vi) and any equivalent thereof in any such certificate similarly shall apply to successive Reclassifications.

                        (I)     In case at any time or from time to time:

                                (1) the Corporation shall declare a dividend (or any other distribution) on the Common Stock;

                                (2)     the Corporation shall authorize the
                        granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                                (3) there shall be any reclassification of the Common Stock, or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale or other disposition of all or substantially all of the assets of the Corporation; or

                                (4)     of the voluntary or involuntary
                        dissolution, liquidation or winding up of the Corporation;

then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten Business Days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective; provided that in the case of any event to which Section 2.4(g)(iii) applies, the Corporation shall give at least 10 Business Days' prior written notice as aforesaid. Such notice also shall specify the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

                        (J) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

                        (K) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock pursuant to this Section 2.4(g)(vi) shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

                                (1) Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

                                (2) Restricted Actions. Notwithstanding any provision to the contrary contained in this Certificate, the Corporation shall not be required to make any payments to its stockholders, including without limitation any Series A Liquidation Preference or any Extraordinary Event Preference, redeem any capital stock, including without limitation any shares of the Series A Preferred Stock, or take any other action in connection with its stockholders, as set forth in this Certificate or otherwise, to the extent that at such time the terms of any financing or working capital agreement of the Corporation or by which the Corporation is bound, would prohibit such payment, redemption or other action, or if such payment, redemption or other action would constitute a breach thereof or a default thereunder or if such payment, redemption or other action would, upon the giving of notice or passage of time or both, constitute such breach or default.

                                   ARTICLE III

                                REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of North Carolina is 225 Hillsborough Street, Raleigh, Wake County, North Carolina 27603; and the name of its registered agent at such address is CT Corporation System.

                                   ARTICLE IV

                             ACTION WITHOUT MEETING

        Any action required or permitted to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by the shareholders having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shareholders entitled to vote were present and voted. A shareholder's consent to action taken without meeting may be in electronic form and delivered by electronic means. The provisions of N.C.G.S. Section 55-7-4(d) shall not be applicable to the Corporation.

                                    ARTICLE V

                             LIABILITY OF DIRECTORS

        No person who is serving or who has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Corporation, (ii) any transaction from which the director derived an improper personal benefit, (iii) acts or omissions occurring prior to the effective date of this article or (iv) acts or omissions with respect to which the North Carolina Business Corporation Act does not permit the limitation of liability. As used herein, the term "improper personal benefit" does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney or consultant of the Corporation. No amendment or repeal of this Article, nor the adoption of any provision to these Articles of

Incorporation inconsistent with this Article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

                                   ARTICLE VI

                               CERTAIN DEFINITIONS

        As used in these articles of incorporation the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

        "Active Public Market" shall be deemed to exist if, at the time of determination, (i) the Common Stock is listed on one or more national securities exchanges in the United States or (ii) the Common Stock is quoted on NASDAQ and has an average daily volume of at least .4% of the outstanding shares for the preceding six months prior to such date.

        "Board of Directors" means the Board of Directors of the Corporation.

        "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of North Carolina are authorized or required by law or executive order to close.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

        "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

        "Common Stock" shall have the meaning ascribed to it in Section 2.1 hereof.

        "Corporation" shall have the meaning ascribed to it in Section 1.1 hereof.

        "Current Market Price" per share shall mean, on any date specified herein for the determination thereof, (a) the average daily Market Price of the Common Stock for those days during the period of 30 days, ending on such date, on which the national securities exchanges were open for trading, and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-counter market, the Market Price on such date.

        "Eight Dollar Preferred Stock" shall have the meaning ascribed to it in
Section 2.1 hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder.

        "Extraordinary Event" shall have the meaning ascribed to it in Section 2.4(g)(iii)(A) hereof.

        "Extraordinary Event Amount" shall have the meaning ascribed to it in
Section 2.4(g)(iii)(B).

        "Extraordinary Event Preference" shall have the meaning ascribed to it in Section 2.4(g)(iii)(B).

        "Issue Date" shall have the meaning ascribed to it in Section 2.4(g)(vi)(D)(2) hereof.

        "Junior Stock" shall have the meaning ascribed to it in Section 2.4(g)(i) hereof.

        "Liquidation" shall have the meaning ascribed to it in Section 2.4(g)(iii)(A) hereof.

        "Market Price" shall mean, per share of Common Stock, on any date specified herein: (a) the closing price per share of the Common Stock on such date published in The Wall Street Journal, or, if no such closing price on such date is published in The Wall Street Journal, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported closing bid and asked prices of the Common Stock, on such date as shown by NASDAQ and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined at the Corporation's expense by an appraiser chosen by the holders of a majority of the shares of Series A Preferred Stock or, if no such appraiser is so chosen more than 20 business days after notice of the necessity of such calculation shall have been delivered by the Corporation to the holders of Series A Preferred Stock, then by an appraiser chosen by the Corporation.

        "Merger" shall have the meaning ascribed to it in Section 2.4(g)(iii)(A) hereof.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "NASDAQ" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

        "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

        "Reclassification" shall have the meaning ascribed to it in Section 2.4(g)(vi)(H) hereof.

        "Relevant Date" shall have the meaning ascribed to it in Section 2.4(g)(vi)(D)(2) hereof.

        "Sale of Assets" shall have the meaning ascribed to it in Section 2.4(g)(iii)(A) hereof.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Series A Conversion Price" shall have the meaning ascribed to it in
Section 2.4(g)(vi) hereof.

        "Series A Liquidation Amount" shall have the meaning ascribed to it in
Section 2.4(g)(iii)(B) hereof.

        "Series A Liquidation Preference" shall have the meaning ascribed to it in Section 2.4(g)(iii)(B) hereof.

        "Series A Preferred Stock" shall have the meaning ascribed to it in
Section 2.4(g) hereof.

        "Series A Redemption Price" shall have the meaning ascribed to it in
Section 2.4(g)(iv)(A) hereof.

        "Series A Shares" shall have the meaning ascribed to it in Section 2.4(g)(vi)(A) hereof.

        "Ten Dollar Preferred Stock" shall have the meaning ascribed to it in
Section 2.1 hereof.